SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is entered by and between Flotek Industries. Inc., a Delaware corporation (the "Company"), and James A. Silas ("Employee"). Company and Employee are hereinafter referred to collectively as "the Parties." This Agreement, with the exception of the release defined in Section 6(b) (the "ADEA Release"). shall become effective immediately on the date on which the Employee signs the Agreement (the "Effective Date"). The Parties hereby agree as follows:

RECITALS

WHEREAS, Employee has served as Senior Vice President, Research & Innovation of the Company since on or about January 1, 2021 pursuant to that certain Employment Agreement by and between Employer and Employee signed December 28, 2020 and effective as of January 1, 2021 (the "Employment Agreement");

WHEREAS, Employee's employment with the Company has been terminated for the convenience of the Company (as defined in the Employment Agreement), effective as of February 16, 2023 (the "Separation Date");

WHEREAS, in connection with his termination of employment, Employee is deemed to have resigned from his roles as an officer of the Company and its affiliates and subsidiaries;

WHEREAS, in order to induce Employee to execute and not revoke a release of claims in favor of the Company, Employer has agreed to provide Employee certain related compensation and benefits as set forth in this Agreement;

WHEREAS, the Parties wish to memorialize the terms of their mutual agreement regarding Employee's termination and to fully and finally settle and resolve any disputes between them, including any and all claims and controversies arising out of the employment relationship between the Company and Employee, any disputes regarding alleged oral promises made to Employee, any disputes regarding Employee's post-termination benefits, and any disputes that may have arisen related to Employee's equity grants or contentions that a change in control has occurred as defined in any agreements between the Parties or plans of the Company that apply to Employee, or which may arise, prior to or as of the date Employee signs this Agreement;

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to Employee in connection with the ending of Employee's employment and supersede prior agreements between the Parties, including the Employment Agreement, with respect to Employee's post-termination benefits; and

WHEREAS, the terms and conditions described herein are part of a comprehensive agreement, each element of which is consideration for the other elements and is an integral aspect of the Agreement.

AGREEMENT

IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

1. **Termination of Employment**. Effective as of the Separation Date, Employee's employment with the Company was terminated for the convenience of the Company. As a result of such termination, Employee is also deemed to have resigned Employee's positions as an officer or director of the Company and its affiliates and subsidiaries as of the Separation Date. As of the Separation Date, Employee's status as an employee and officer of the Company and member of any Board of Directors of the Company or its affiliates and subsidiaries (the "Board") shall cease in their entirety. Following the Separation Date, Employee is not to hold himself/herself out as an executive, officer, employee, member of the Board, agent, attorney or authorized representative of the Company or its affiliates and subsidiaries.

2. **COBRA Benefit**. Pursuant to Section 7(f)(i)(D) of the Employment Agreement, if during the portion, if any, of the twelve month period during which Employee is eligible to receive the Departure Benefit as provided in Section 4 (the "Severance Period") Employee elects to continue coverage for Employee and/or Employee's spouse and eligible dependents, if any, under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the "COBRA Benefit"). Each payment of the COBRA Benefit shall be paid to Employee on the Company's first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Severance Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided however that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee's sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Under no circumstances shall the Company make more than twelve (12) monthly COBRA Benefit reimbursements. Notwithstanding the foregoing, if the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such

other member of the Company Group. The COBRA Benefit payments shall be treated as taxable income to Employee. Employee will not be entitled any of the COBRA Benefit if Employee fails to timely sign and return this Agreement within the Consideration Period as defined in Section 6(b).

3. **Bonus Benefit**. Subject to the following conditions as provided in subsections (a) and (b) herein, Employee shall be paid such annual bonuses (the "Bonus Benefit") as may be awarded discretionarily by the Company pursuant to Employee's Employment Agreement and the Company's applicable bonus policies and practices if Employee timely signs and returns this Agreement within the Consideration Period as defined in Section 6(b) without timely exercising the right to revoke pursuant to Section 6(c).

a. The Company will pay a pro-rata portion of Employee's Annual Bonus (as defined in Section 3(b) of the Employment Agreement) for the Bonus Year that includes the Separation Date, with the amount of the Annual Bonus to be determined by the Board (or a committee thereof) in its sole discretion based on actual performance for the entire Bonus Year that includes the Separation Date (determined by multiplying the amount of such Annual Bonus that would be due had Employee remained employed through the entire Bonus Year by a fraction, the numerator of which is the number of days during the Bonus Year that Employee was employed by the Company and the denominator of which is 365), to be paid to Employee when annual bonuses for the applicable year are paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Separation Date occurs, but not before the revocation period in Section 6(c) expires unused.

b. The Company will pay any earned but unpaid Annual Bonus for the calendar year immediately preceding the Separation Date (in an amount as determined by the Board or a committee thereof in its sole discretion based on actual performance for the entire Bonus Year), without regard to the requirement that Employee remain employed through the date of payment, to be paid to Employee when such bonus would otherwise become payable in accordance with Section 3(b) of the Employment Agreement, but in no event (x) earlier than 60 days following the Separation Date, (y) later than March 15 of the calendar year following the calendar year in which the Separation Date occurs, (z) before the revocation period in Section 6(c) expires unused. Notwithstanding the foregoing, it is agreed that on March 3, 2023, the Company's Compensation Committee determined in its discretion to pay no Annual Bonus based on performance targets for the 2022 Bonus Year, which is the calendar year immediately preceding the Separation Date; accordingly, Employee shall likewise receive no Bonus Benefit under this Section 3 related to the 2022 Annual Bonus.

4. **Departure Benefit**.

a. In consideration of Employee's covenants and promises in this Agreement, including but not limited to Employee's release of all claims by timely executing this Agreement, and subject to the provisions of Section 4(b) – (e) and Employee's right to revoke the ADEA Release pursuant to Section 6(c), the Company will pay Employee THREE HUNDRED TWENTY FIVE THOUSAND AND NO/100THS DOLLARS

($325,000), less applicable withholdings (the "Departure Benefit"). The Departure Benefit will be reported on an IRS Form W-2 and paid to Employee in substantially equal installments paid over the twelve (12)-month period following Separation Date, subject to Section 4(b) – (e) and Section 15.

b. Notwithstanding the foregoing, it is agreed that the first five (5) installments of the Departure Benefit of $27,083.33 each (totaling $135,416.67 less applicable withholdings) are allocated to the ADEA Release ("ADEA Release Installments"). If after timely signing this Agreement, Employee timely exercises Employee's right to revoke the ADEA Release pursuant to Section 6(c), Employee will not be entitled to the first five (5) ADEA Release Installments but will remain eligible to receive the COBRA Benefit pursuant to Section 2 and to later begin receiving the seven (7) installments of the Departure Benefit not allocated to the ADEA Release and which shall serve as consideration for all releases other than the ADEA Release (the "Unallocated Release Installments").

c. If there is no timely revocation pursuant to Section 6(c), the ADEA Release Installments shall be paid on monthly pay dates on and after the ADEA Release Date, which is defined in Section 6(c) as the first regularly scheduled Company payday following the later of (i) the 8th calendar day after Employee signs this Agreement without having revoked the ADEA Release or (ii) sixty (60) days after the Separation Date, which shall be the "First Payment Date." On the First Payment Date the Company shall pay to Employee, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Separation Date and ending on the First Payment Date had the installments been paid on the Company's regularly scheduled monthly pay dates on or following the Separation Date. Thereafter, subject to Section 15, each of the remaining ADEA Release Installments shall be paid successively on the Company's regularly scheduled monthly pay dates. Under no circumstances shall the total of all installments of the Departure Benefit paid by the Company exceed the gross total Departure Benefit defined in Section 4(a).

d. The seven (7) Unallocated Release Installments of $27,083.33 each (totaling $189,583.33, less applicable withholdings) shall be made on the successive monthly paydays following the payment of the last of the five (5) ADEA Release Installments if such were paid, or following when the five (5) ADEA Release Installments would have been paid but for Employee's timely exercise of the right to revoke the ADEA Release pursuant to Section 6(c).

e. Employee will not be entitled any of the Departure Benefit if Employee fails to timely sign and return this Agreement within the Consideration Period as defined in Section 6(b). Employee acknowledges and agrees that Employee's ongoing compliance with the terms and conditions of this Agreement and the continuing obligations under the Employment Agreement which survive termination (to included but not limited to the terms in Sections 9, 10, 11 and 12 of the Employment Agreement regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, intellectual property and cooperation) is a condition precedent to the Company's obligation to provide each of the installments or payments of the Departure Benefit pursuant to this Section 4,

the Bonus Benefit pursuant to Section 3, and each reimbursement under the COBRA Benefit described in Section 2.

f. The Departure Benefit pursuant to Section 4, Bonus Benefit pursuant to Section 3 and COBRA Benefit pursuant to Section 2, to the extent payable under the terms of their respective sections specified herein, are consideration to Employee to fully and finally settle and resolve any and all disputes between the Parties and in lieu of any money owed to Employee based on Employee's termination of employment under the Employment Agreement, any alleged oral promises made to Employee, or existing equity, bonus or incentive agreements between Employee and the Company. With the exception of the Departure Benefit described in Section 4 herein, Bonus Benefit described in Section 3 herein and the COBRA Benefits described in Section 2 herein, Employee is not entitled to any payments, wages, severance amounts, salary continuation, equity vesting, extension of equity exercise periods, bonuses, or benefits of any kind whatsoever from the Company under the Employment Agreement or otherwise as a result of the termination of Employee's employment with the Company.

5. **Forfeiture of Unvested Stock**. Employee has previously been granted various forms of vesting stock pursuant to the terms of the Company's applicable incentive and performance plans, to include but not limited to the Company's 2018 Long-Term Incentive Plan and its amendments ("LTIP"), the Company's 2021 Management Long-Term Incentive Plan ("MLTIP") and the Company's 2020 Performance Unit Plan ("PUP") (collectively, "Equity Plans"). Employee agrees that Employee's Separation Date has not occurred within eighteen (18) months following a Change of Control as defined by the Company's Equity Plans, nor has there been any other event prior to the Effective Date constituting a Change in Control, and therefore Employee's unvested outstanding equity awards have not become fully vested. The Parties agree that all forms of Employee's unvested equity awards and stock options which were unvested as of the Separation Date under the Company's Equity Plans, including but not limited to grants authorized by the Board or the Company's Compensation Committee of Restricted Stock, Stock Options, Retention Stock and other awards (whether expressed as cash, stock or options) however named pursuant to the LTIP, MLTIP and PUP, shall be and are forfeited as of the Separation Date., save and except for the following awards to Employee pursuant to the LTIP relating to the 2020 PUP:

a. 28,483 shares of Restricted Stock scheduled to vest on March 3, 2023 shall be considered vested notwithstanding Employee's preceding Separation Date; and

b. based on the Final TSR and Payout Calculations for 2020 Performance Awards reported on February 27, 2023 and approved by the Compensation Committee on March 1, 2023, pursuant to the PUP: (i) 64,082 shares of Total Shareholder Return (TSR) shall be awarded to Employee as the Peer Award, and (ii) 51,746 shares of TSR shall be awarded to Employee as the Index Award pursuant to the PUP notwithstanding Employee's preceding Separation Date.

6. **General Release**.

a. Release of Employee's Claims Against Company. In consideration of the payments and benefits provided under this Agreement, which Employee acknowledges are in addition to anything else of value to which Employee is otherwise entitled, Employee (for and on behalf of himself and each of Employee's heirs, administrators, executors, personal representatives, beneficiaries, successors and assigns) hereby fully and completely releases, acquits and forever discharges the Company, its affiliates, subsidiary and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, trustees, professional employer organizations, successors and assigns (each an "Employee Released Party" and collectively, the "Employee Released Parties"), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which Employee has had, now has, or may have against the Employee Released Parties (or any of them) from the beginning of time through the date Employee signs this Agreement, including but not limited to those relating to or arising out of Employee's employment relationship with the Company or the end of that relationship, with the exception of (i) any claims that cannot legally be waived by private agreement (including any rights to unemployment benefits or workers' compensation); (ii) any claims which may arise after the date Employee signs this Agreement; (iii) any claims for breach of this Agreement; and (iv) any right to seek or recover a monetary whistleblower award from a Government Agency (as defined in Section 14) as part of a government-administered whistleblower award program for providing information directly to a Government Agency (a "Whistleblower Award") (the claims released in this Agreement are collectively referred to as the "Employee Released Claims"). The Employee Released Claims include without limitation: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under violation of the National Labor Relations Act (to the extent permitted by law), Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act (excluding vested benefits), the Rehabilitation Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act, the Texas Labor Code including but not limited to the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, all as amended; (ii) all claims arising under discrimination laws, and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law; (v) all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements; (vi) all claims for severance benefits and payments under Employee's Employment Agreement, including any accrued unpaid base salary, any accrued but unused vacation, any incurred but unreimbursed business expenses to the extent Employee would otherwise be entitled to be reimbursed

pursuant to Company policy, any other earned but unpaid compensation, vesting of options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's Equity Plans and the extension of any period to exercise vested stock options; (vii) all claims for all forms of equity awards and stock options under the Company's Equity Plans which were unvested as of the Separation Date, including but not limited to grants and awards authorized by the Board or the Company's Compensation Committee of Restricted Stock, Stock Options, Retention Stock and other awards (whether expressed or payable as cash, stock or options) however named or referenced, save and except for the awards specified in Section 5(a) and (b); and (viii) all claims for an Annual Bonus based on performance targets for the 2022 Bonus Year as a Bonus Benefit under Section 3 related to the 2022 Annual Bonus. For avoidance of doubt, Employee hereby waives any right to seek or recover any individual relief (including back pay, front pay, compensatory damages, punitive damages, other money damages, reinstatement, or other relief) in connection with any of the Employee Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Employee or by any other person or entity, including but not limited to any proceeding brought by the Equal Employment Opportunity Commission ("EEOC"), or any similar federal, state, or local agency or commission. However, as stated above, Employee does not waive any right to seek or recover a Whistleblower Award directly from a government-administered whistleblower award program.

b. Release of ADEA Claims; Consideration Period. The Employee Released Claims include any claims Employee may have against any of the Employee Released Parties under the ADEA (the "ADEA Release"). Employee has 45 calendar days from the date of receipt to consider this Agreement and decide whether to sign it (the "Consideration Period"). If Employee decides to sign this Agreement before the expiration of the Consideration Period, which is solely Employee's choice, Employee represents that Employee's decision is knowing and voluntary. Employee agrees that any revisions made to this Agreement after it was initially delivered to Employee, whether material or immaterial, does not restart the Consideration Period. The Company advises Employee to consult with an attorney prior to signing this Agreement and to take notice of the information disclosed in Ex. "A" which Employee acknowledges receiving with this Agreement.

c. Right to Revoke. Employee may revoke the ADEA Release within 7 calendar days after the date Employee signs this Agreement. The ADEA Release will not become effective or enforceable until the 8th calendar day after Employee signs this Agreement without having revoked the ADEA Release (the "ADEA Release Date"). If Employee chooses to revoke the ADEA Release, Employee must timely notify the Company in writing addressed to the Company's designated agent for this purpose:

The Company:

Flotek Industries, Inc.
Attn: Andrea Berry
8846 N. Sam Houston Pkwy. W.
Suite 150
Houston, Texas 77064

With copies (which shall not constitute notice) to:

FisherBroyles, LLP
801 N. Capital of Texas Hwy
Suite E240 #431
Austin, TX 78746
Attention: Scott A. Agthe

Any such notice of revocation must be delivered to the Company at the foregoing Company address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the ADEA Release Date. The Parties agree the five (5) ADEA Release Installments have been allocated to the ADEA Release. If Employee revokes the ADEA Release, Employee will not be entitled to the five (5) ADEA Release Installments of $27,083.33 each (totaling $135,416.67 less applicable withholdings). The remaining $189,583.33 (less applicable withholdings) of the Departure Benefit to which Employee will be entitled will serve as consideration for the remaining Employee Released Claims, promises, and covenants in this Agreement, which the Parties agree and acknowledge became binding and effective as of the Effective Date and survive if Employee revokes the ADEA Release. If Employee revokes the ADEA Release, the $189,583.33 (less applicable withholdings) of the Departure Benefit to which he will remain entitled will be paid to Employee pursuant to Section 4(d) as Unallocated Release Installments, which will not begin on the ADEA Release Date. Instead, the seven (7) Unallocated Release Installments of $27,083.33 each, less applicable withholdings, shall be made on the successive monthly paydays following the date when payment of the last of the five (5) ADEA Release Installments would have been paid if Employee had not timely exercised the right to revoke the ADEA Release pursuant to Section 6(c).

7. **Covenant Not to Sue**. Except for an action challenging the validity of Employee's release of claims under the ADEA or as otherwise provided in Section 14 below, Employee promises that Employee will not file, instigate or participate as a party or claimant in any proceeding against any of the Employee Released Parties relating to any of the Employee Released Claims. In the event Employee breaches the covenant contained in this Section 7, Employee agrees to indemnify the Employee Released Parties for all damages and expenses, including attorneys' fees, incurred by any Employee Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 7.

8. **Employee Representations and Warranties**. Employee represents and warrants that Employee (a) except as provided for in this Agreement, has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company; (b) has returned all Company property in Employee's possession or control (except as otherwise provided in Section 14) and has permanently deleted any Confidential Information (as defined in the Confidentiality, Intellectual Property Assignment, and Restrictive Covenants sections of Employee's Employment Agreement) stored on any networks, computers or information storage devices that are not owned by the Company but within Employee's possession or control; (c) has not been subjected to or complained of sexual harassment, abuse or assault or other

forms of harassment, retaliation, employment discrimination, or work-related injury or illness that has not been timely reported while employed by the Company; (d) has properly received from the Company any reasonable accommodation and/or leave of absence to which Employee was entitled or requested because of the health or disability condition of Employee or Employee's family members and Employee has not been subjected to any improper treatment, conduct or actions due to any request for or acceptance of a reasonable accommodation or leave; (e) has had the opportunity to provide the Company with written notice of any suspected unlawful or potentially unlawful activity on the part of the Company or any other Employee Released Party; (f) has not filed and/or litigated any claim, charge, suit or other action or proceeding against the Company or any other Employee Released Party that has not been fully disclosed in writing to the Company; (g) has not breached or violated any of Employee's continuing obligations under the Employment Agreement, to included but not limited to the terms in Sections 9, 10, 11 and 12 regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, intellectual property and claim cooperation; (h) has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement; (i) personally read this Agreement and found it to be written in a manner understandable to me; (j) received this Agreement at a time which gave Employee sufficient and reasonable time to consider it; (k) was not induced or coerced to sign by duress, representations or promises of anyone other than what is in this Agreement in writing; (l) freely, knowingly and voluntarily entered into this Agreement; and (m) is fully competent and able to consider and agree to this Agreement.

9. **Property of the Company**. Employee agrees that any and all property of the Company, including, but not limited to, the Company's keys, books, business records, documents, customer lists, customer records employee lists, passwords, cost or pricing information, marketing information, financial information, engineering information and copies of such documents or information (whether stored in hard copy, digitally, electronically or otherwise) which has come into Employee's possession will remain property of the Company and has previously been returned to the Company.

10. **Non-Disparagement**. Except as otherwise provided in Section 14 below, Employee agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates and subsidiaries, and their respective current and former officers, directors, employees, services or products that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (a) a lowered opinion of the Company or any affiliate or subsidiary, including a lowered opinion of any products manufactured, sold, or used by, or any services offered by the Company or any affiliate or subsidiary; and/or (b) a lowered opinion of the creditworthiness or business prospects of the Company or any affiliate or subsidiary.

11. **Enforcement**. The Parties acknowledge that a breach of the covenants and agreements contained in Sections 9 and 10 of this Agreement would cause irreparable damage to the parties, the exact amount of which would be difficult to determine, and that the remedies

at law for any such breach would be inadequate. Accordingly, the Parties agree that if either breaches or threatens to breach any of these provisions, the non-breaching Party will be entitled to (a) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (b) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation. In any action for injunctive relief pursuant to this Section 11, the prevailing party will be entitled to collect reasonable attorneys' fees and other reasonable costs from the non-prevailing party.

12. **Restrictive Covenant Affirmation**. Employee hereby acknowledges and agrees that Employee continues to be bound by the terms of the Employment Agreement which survive termination, to include but not limited to the terms in Sections 9, 10, 11 and 12 of the Employment Agreement regarding confidentiality and non-disclosure (which restrictions are perpetual subject only to the terms of the Employment Agreement), non-competition, non-solicitation, non-disparagement, intellectual property and claim cooperation.

13. **Cooperation**. To the fullest extent permitted by law, Employee will cooperate fully with the Company in the investigation, defense, or prosecution of any pending or threatened legal proceeding involving the Company, its affiliates and subsidiaries, their respective agents, employees, officers, directors, or stockholders. Without limiting the foregoing, Employee agrees to provide truthful testimony and such other materials and assistance as the Company may reasonably request.

14. **Permitted Disclosures**. Nothing contained in this Agreement limits Employee's ability to file a charge or complaint with the EEOC, the NLRB, the Securities and Exchange Commission, or any other federal, state, or local governmental or law enforcement agency or commission (collectively, "Government Agencies"), or prevents Employee from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

15. **Section 409A**. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations ("Section 409A"), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

16. **No Admission of Liability**. Nothing in this Agreement shall be construed to be an admission by the Company of any wrongdoing or noncompliance by anyone with any federal, state, city, or local rule, ordinance, constitution, statute, contract, public policy, wage and hour law, wage payment law, tort law, common law, or any other unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. The Company specifically disclaims and denies any wrongdoing or liability to Employee.

17. **Authority**. Each signatory below represents and warrants that he or she has full power and authority to sign on behalf of and to legally bind to this Agreement his or her respective principal. The Parties further represent and warrant that they have the power and authority to enter into this Agreement.

18. **Governing Law**. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19. **Consent to Personal Jurisdiction**. Subject to terms and conditions of Sections 18 and 20, any suit, action or other proceeding arising out of or based upon this Agreement and any other agreement with the Company shall be brought solely and exclusively in the state courts of Harris County, Texas or the U.S. District Court for the Southern District of Texas, Houston Division.

20. **Arbitration and Equitable Remedies**. Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association as apply to individually negotiated agreements, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

21. **Joint Drafting**. Each Party acknowledges that this Agreement is entirely the product of the collective joint drafting efforts of the Parties hereto, and should there be any claim of ambiguity, it shall not be construed against either Party.

22. **Entire Agreement**. This Agreement constitutes the entire agreement between Employee and the Company with respect to the issues addressed in this Agreement, except this Agreement does not in any way affect, modify, or nullify any prior agreement Employee has entered into with the Company regarding arbitration, confidentiality, trade secrets, inventions, non-disclosure, non-competition, non-solicitation, non-disparagement, intellectual property and claim cooperation and any provision of the Employment Agreement which survives its termination, including but not limited to the provisions in Sections 7, 9, 10, 11, 12, 13, 21, 23 and 24 of the Employment Agreement. Employee represents that Employee is not relying on any other agreements or oral representations not fully expressed in this Agreement. This Agreement may not be modified, altered, or discharged except in writing signed by Employee and an authorized Company representative. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement.

23. **Successors and Assigns**. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Employee's estate upon the death of Employee.

24. **Severability**. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

25. **Counterparts and Effectiveness of Agreement**. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and a signature by electronic means, PDF or facsimile shall be deemed an original for all purposes.

[SIGNATURES ON NEXT PAGE]

EMPLOYEE

James A. Silas

03/20/2023

Date

FLOTEK INDUSTRIES, INC.

By: ______________________

BOND CLEMENT

Printed Name

CFO

Title

4/13/23

Date

EXHIBIT "A"

[ADEA Regulatory Disclosure]

TO: **Employees Selected for Reorganization**

FROM: **Human Resources**

RE: **Attached Information on Exit Benefit Eligibility**

Flotek Industries, Inc. ("the Company") is terminating your employment as part of a reorganization program ("Program"). You and other employees selected for the Program are eligible to receive certain severance benefits from the Company as described in the Separation Agreement and General Release ("General Release") that the Company has given you to consider. To receive the benefits described, you must sign and return the General Release to Andrea Berry at 8846 N. Sam Houston Pkwy. W. Suite 150, Houston, TX. 77064 within 45 days from receipt and comply at all times with the terms and conditions in the General Release.

Under the federal Age Discrimination in Employment Act ("ADEA"), employees age 40 or over who are offered severance pay in exchange for releases of legal claims as part of a group termination program are entitled to receive certain information related to the program. This document provides that required information.

The Company is providing you with information showing the number of employees who are eligible and ineligible for severance benefits under the Program, by age and job title. Employees are "eligible" for the Program because the Company selected them for termination and because they are eligible for offered severance benefits. Employees listed as "ineligible" are ineligible either because they will not be terminated, or because they are not eligible otherwise for benefits under this Program.

The group, unit, or class of employees considered in the selection decision for the Program applicable to you consists of employees within the Corporate, Chemistry Technologies and Data Analytics segments of the Company. Employees were selected for termination based on the Company's assessment of financial and business needs.

The Company is providing information to you regarding the class, unit, or group considered in the selection decision for the reorganization applicable to you. Each individual who is entitled to participate in the Program may accept their offer within 45 days from the date they receive a written separation offer in the form of a Separation Agreement and General Release on or after their termination of employment. If you timely sign and return a copy of the General Release, you also have 7 days to give notice of revocation of the General Release according to the terms specified in your General Release.

The attached chart is accurate as of March 15, 2023. This information is subject to change and may be affected by future employment decisions. If you have any questions about this information, or if you wish to receive more up-to-date information in the future, contact Andrea Berry at (713) 726-5345.

Job Title	Age	Number Eligible	Number Ineligible
Corporate			
AP LEAD	35		1
CHIEF ACCOUNTING OFFICER	41		1
CHIEF FINANCIAL OFFICER	51		1
DIRECTOR OF CORP ACCTNG	58		1
DIRECTOR OF FINANCE	34		1
DIRECTOR OF HR	42		1
DIRECTOR OF IT	47		1
EXECUTIVE ADMIN ASST	63	1	
HELP DESK SUPPORT TECH	35		1
HR SPECIALIST	26		1
INTERIM CEO	60		1
PRESIDENT	44		1
SENIOR ACCOUNTANT	61		1
SENIOR ACCOUNTANT	41		1
SENIOR COUNSEL	40		1
SR EXEC ASST CEO	63		1
SR HR GENERALIST	34	1	
SR PARALEGAL	33		1
SVP CORP DEV & SUSTAINABILITY	49	1	
SVP GC & CHIEF COMPLIANCE OFFICER	45	1	
Chemistry Technologies			
ACCOUNTING MANAGER	59		1
ADMINISTRATIVE ASSISTANT	51		1
ASSISTANT PLANT MANAGER	50		1
BILLING SPECIALIST	62		1
BILLING SPECIALIST	50		1
BLENDER	61		1
BLENDER	60		1
BLENDER SUPERVISOR	34		1
BUILDING ENGINEER	66		1
BUSINESS DEVELOPMENT MGR	60		1
BUSINESS DEVELOPMENT MGR	49		1
BUSINESS DEVELOPMENT MGR	39		1
BUYER	51		1
BUYER	47		1
BUYER	44		1
CHEMIST	53		1
CHEMIST	31		1
CLIENT FULFILLMENT MGR	33		1
CLIENT FULFILLMENT SPC	51		1
CLIENT FULFILLMENT SPC II	53		1
CLIENT OPS PLANNER	47		1
CREW LEADER II	45		1

CREW LEADER II	43		1
EXECUTIVE ACCOUNT MANAGER	61		1
EXECUTIVE ACCOUNT MANAGER	40		1
FIELD CHEMIST	55		1
FIELD CHEMIST	52		2
FIELD CHEMIST	49		1
FIELD CHEMIST	47		1
FIELD CHEMIST	42		1
FIELD CHEMIST	41		1
FIELD CHEMIST	57		1
FIELD CHEMIST	48		1
FIELD CHEMIST	39		1
FIELD OPS SUPVR	46		1
FIELD OPS SUPVR	58		1
GLOBAL LOGISTICS MANAGER	40		1
INVENTORY & PLANNING MGR	30		1
INVENTORY CTRL ANALYST	60		1
INVENTORY CTRL ANALYST	24		1
LAB TECHNICIAN	65		1
LAB TECHNICIAN	61		1
LOGISTICS COORDINATOR	53		1
LOGISTICS COORDINATOR	51		1
LOGISTICS COORDINATOR	49		1
LOGISTICS COORDINATOR	46		1
LOGISTICS COORDINATOR	37		1
LOGISTICS MANAGER	33		1
MGR FACILITY	53		1
MGR FACILITY	43		1
MIDDLE E BUS MGR	63		1
PCM TECH SVS MANAGER	42		1
PROCUREMENT SUPERVISOR	28		1
PRODUCTION CTRL CLERK	55		1
PRODUCTION MGR-DRY PLANT	63		1
PRODUCTION PLANNER	52		1
REGIONAL ACCOUNT MANAGER	41		1
REGIONAL TECH SUPP MGR	43		1
REGULATORY SPECIALIST	47		1
REGULATORY SPECIALIST	45		1
RESEARCH SCIENTIST	59	1	
RESEARCH SCIENTIST	33		1
RESEARCH TECHNICIAN	27		1
RESEARCH TECHNICIAN	25		1
SALES MANAGER - E&AF	40		1
SENIOR ACCOUNTANT	41		1
SOURCING SPECIALIST	36		1
SR CEMENT RAIL COORD	47		1

SR LAB TECHNICIAN	38		1
SR TECH SUPPORT CHEMIST	50		1
SR VP OF R&I	48	1	
SR. CLIENT OPS PLANNER	47		1
SR. CLIENT OPS PLANNER	44		1
TANK FARM OPERATOR	65		1
TANK FARM OPERATOR	52		1
TANK FARM OPERATOR	51		1
TANK FARM OPERATOR	33		1
TANK OPERATOR	37		1
TECHNICAL RESOURCES MGR	29		1
TECHNICAL SERVICES MGR	45		1
TECHNOLOGIST	63		1
TECHNOLOGIST	49		1
VP ENERGY CHEMISTRY	40		1
VP OF MANUFACTURING	50		1
VP PROF CHEMISTRIES	61	1	
VP SUPPLY CHAIN	52		1
WAREHOUSE & LOGISTICS MGR	41		1
WAREHOUSE OPERATOR	48		1
WAREHOUSE OPERATOR	31		1
WAREHOUSE OPERATOR	30		1

Data Analytics

AUTOMATION & INT ENGINEER	58		1
CHEMOMETRICIAN - WA	29		1
DATA SYSTEMS MANAGER	36		1
DATA SYSTEMS MANAGER	31		1
DIR SOFTWARE ENGINEERING	39		1
DIRECTOR OF CHEMOMETRICS	45		1
FIELD OPERATIONS FOREMAN	60		1
FIELD OPERATIONS TECH	46		1
FIELD OPERATIONS TECH	32		1
FULL STACK SOFTWARE ENG	26		1
LAB & QUALITY MANAGER	59		1
PRODUCT MANAGER	39		1
PRODUCTION & ASSEMBLY TECH	49		1
PROJECT ENGINEER	26		1
PROJECT MANAGER	53		1
PROJECT MANAGER	23		1
R&D MANAGER	47		1
SALES DIRECTOR	40		2
SOFTWARE ENGINEER	27		1
SR ACCOUNTANT & PAYRLL SP	37		1
SR FIELD OPERATIONS TECH	62		1
SR. CHEMOMETRICIAN	45		1

SR. DATA SCIENTIST	34		1
SUPPLY CHAIN COORD	62		1
VP BUSINESS DEVELOPMENT	50		1
VP DATA ANALYTICS	57		1
VP FIELD SERVICES	36		1
VP INTERNATIONAL SALES	42		1
VP MANUFACTURING & PROD	52		1
VP OF SALES	43		1
VP TECHNOLOGY DEVELOPMENT	46		1